Exhibit 99.1

The PMI Group, Inc.

NEWS RELEASE

Contacts: Bill Horning (Investors) 925-658-6193

John Frey (Media - Australia) 0411 361 361

Tom Taggart (Media - US) 925-658-6511

The PMI Group, Inc. Announces Agreement for Sale of Australian

Operations to QBE Insurance Group Limited

Agreement in Principle reached to sell PMI Mortgage Insurance Asia Ltd.

Sydney/Walnut Creek, CA, August 14, 2008 – The PMI Group, Inc. (NYSE: PMI) today announced that it has entered into a definitive agreement to sell its Australian mortgage insurance subsidiary and related Australian holding company to QBE Insurance Group Limited (“QBE”), Australia’s largest international general insurance and reinsurance group. This transaction will enhance PMI’s overall liquidity and support opportunities for its U.S. mortgage insurance operations.

The purchase price is approximately 100% of the net tangible asset value of PMI Australia under U.S. GAAP as of June 30, 2008. The aggregate purchase price payable upon closing is approximately $920 million, subject to adjustment under certain limited circumstances, including in the event of a material adverse change in PMI Australia’s business prior to closing. The purchase price will be payable 80% in cash at closing and 20% payable in the form of an interest-bearing promissory note issued by QBE. The promissory note matures and is payable in September 2011, and the actual amount payable on the note could be reduced to the extent that the performance of PMI Australia’s existing insurance portfolio as of June 30, 2008 does not achieve specified targets. Interest will be accrued from July 1, 2008 for the cash component of the purchase price until the closing of the transaction and through September 2011 for the note. In connection with the transaction, PMI will also fund premiums of approximately $46.5 million to assist in procuring an excess of loss reinsurance cover for PMI

Australia. The agreement provides for reinsurance profit-sharing for one-half of the reinsurance premiums at the end of the three-year policy life, subject to certain conditions.

“This transaction is a strategic move that will benefit both companies,” said Steve Smith, Chairman & CEO of The PMI Group, Inc. “PMI Australia’s customers will benefit from the financial strength, expertise, and operational excellence of QBE, and PMI Australia’s employees will gain the scale and resources QBE will bring them to expand and grow their business in Australia. We are extremely proud of the business operations that our Australian team, with assistance and support from our U.S. team, has built and the reputation for outstanding customer service that PMI Australia enjoys in the mortgage market.” Mr. Smith added, “this transaction also represents an important step in our five-point plan for progress, specifically maintaining our financial strength and focusing on our core U.S. mortgage insurance business.”

PMI Mortgage Insurance Co. acquired the Australian operations in 1999 from AMP Limited, a large Australian insurance and financial services company. In 2001, PMI Mortgage Insurance Co. acquired CGU’s Australian mortgage insurance company. The combined operations of the AMP and CGU acquisitions became PMI Australia.

PMI and QBE have also reached an agreement in principle for the sale of PMI Asia, based in Hong Kong. The net tangible assets of PMI Asia as of June 30, 2008 were approximately $55 million. Details of this transaction will be announced when a definitive agreement between the parties has been executed.

Closing of the transactions is subject, among other things, to the receipt of necessary regulatory, bank and other third party approvals and consents. Closing is expected to be completed before the end of September 2008.

Credit Suisse and Caliburn Partnership acted as financial co-advisors to The PMI Group, Inc. Allens Arthur Robinson and Sullivan & Cromwell LLP provided legal advice to The PMI Group, Inc.

About The PMI Group, Inc.

The PMI Group, Inc. (NYSE:PMI), headquartered in Walnut Creek, CA, provides innovative credit, capital, and risk transfer solutions that expand homeownership and fund essential services for our customers and the communities they serve around the world. Through its wholly and partially owned subsidiaries, PMI offers residential mortgage insurance and credit enhancement products, financial guaranty insurance, and financial guaranty reinsurance. PMI has operations in Asia, Australia and New Zealand, Europe, and the United States. For more information: www.pmigroup.com.

About QBE Insurance Group Limited

QBE Insurance Group Limited is Australia’s largest international general insurance and reinsurance group, and one of the top 25 insurers and reinsurers worldwide.

Cautionary Statement: Statements in this press release that are not historical facts, or that relate to future plans, events or performance are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual developments to differ materially from those expressed or implied by forward-looking statements. For example, there can be no assurance that regulatory, bank or other third party consents and approvals will be obtained, that other conditions to the sale of PMI Australia to QBE will be satisfied, that the sale will completed or, if completed, that the purchase price payable will not be reduced as a result of material adverse developments affecting PMI Australia’s business prior to closing. In addition, there can be no assurance that a definitive agreement will be entered into for the sale of PMI Asia to QBE, or, if entered into, that the sale of PMI Asia will be completed. Other risks and uncertainties are discussed in our SEC filings, including our Annual Report Form 10-K for the year ended December 31, 2007 (in Item 1A) and Form 10-Q for the quarters ended March 31, and June 30, 2008. We undertake no obligation to update forward-looking statements.